UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

July 27, 2007

CME GROUP INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33379	36-4459170
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20 South Wacker Drive

Chicago, Illinois 60606

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 930-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

CME Group Inc. (the “Company”) entered into a 364-day revolving loan facility, dated as of July 27, 2007, with certain financial institutions and other persons party thereto as lenders and Lehman Commercial Paper Inc., as agent for such lenders (the “Bridge Credit Facility”), which provides for revolving loans of up to $3.0 billion. The Company intends to enter into a commercial paper facility (the “Commercial Paper Facility”) for the issuance of unsecured commercial paper notes in an aggregate amount not to exceed $3.0 billion for which the Bridge Credit Facility will serve as a backstop. Proceeds of the loans under the Bridge Credit Facility can be used (1) to fund our fixed price tender offer to purchase up to 6,250,000 shares of our Class A common stock at a price of $560.00 per share that was launched on August 1, 2007, (2) to pay fees and expenses relating to the tender offer and our merger with CBOT Holdings, Inc. that closed on July 12, 2007 and (3) in an amount not in excess of $300 million, for general corporate purposes.

The Bridge Credit Facility is voluntarily prepayable from time to time without premium or penalty and is mandatorily prepayable with the net cash proceeds from issuances of equity securities or indebtedness by us or our subsidiaries, with certain exceptions (including an exclusion of the first $25.0 million of net cash proceeds from such debt issuances).

The availability of loans under the Bridge Credit Facility is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of our representations and warranties contained therein. In addition, the Company’s ability to make an initial borrowing under the Bridge Credit Facility is subject to the lenders having received satisfactory pro forma financial statements and the Company having used commercially reasonable best efforts to place the notes under the Commercial Paper Facility in the market to fund the tender offer. Finally, the Company’s ability to make any borrowing (other than borrowings made for the commercial paper support) under the Bridge Credit Facility is subject to Lehman Commercial Paper Inc.’s receipt of confirmation that the Company’s senior unsecured non-credit-enhanced indebtedness is at the time of such borrowings at least A-2 or better by Standard & Poor’s Rating Group (“S&P”) and at least P-2 or better by Moody’s Investor Service, Inc. (“Moody’s”), and neither S&P nor Moody’s shall have announced that it has any short-term rating of A-2 or P-2 under surveillance or review, with possible negative implications.

The Bridge Credit Facility includes representations and warranties, covenants and events of default, including requirements that we maintain a Consolidated Net Worth (as defined in the agreement) of greater than or equal to 50% of Consolidated Net Worth as of March 31, 2007, determined on a pro forma basis to give effect to our merger with CBOT Holdings and assuming the maximum number of shares have been tendered pursuant to the tender offer, as well as customary limitations on liens, subsidiary indebtedness, consolidations, mergers and sales of all or substantially all of our consolidated assets (other than margin stock) or more than 50% of the voting stock of our subsidiaries, Chicago Mercantile Exchange Inc. or Board of Trade of the City of Chicago, Inc.

A copy of the Bridge Credit Facility is attached to this report as Exhibit 10.1 and is incorporated herein by reference as though it were fully set forth herein. The description above is only a summary of the terms of the Bridge Credit Facility and is qualified in its entirety by the complete text of the Bridge Credit Facility itself.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	364-Day Revolving Credit Agreement, dated as of July 27, 2007, among CME Group Inc., as Borrower, the Lenders party thereto, and Lehman Commercial Paper Inc., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME GROUP INC. Registrant

Date: August 1, 2007	By:	/s/ Kathleen M. Cronin
	Name:	Kathleen M. Cronin
	Title:	Managing Director, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	364-Day Revolving Credit Agreement, dated as of July 27, 2007, among CME Group Inc., as Borrower, the Lenders party thereto, and Lehman Commercial Paper Inc., as Administrative Agent.